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                                                                     Exhibit 2.2

                           FANTOM TECHNOLOGIES INC.
                              AMENDED AND RESTATED
                    OUTSIDE DIRECTOR SHARE OPTION AND SHARE
                    APPRECIATION RIGHTS PLAN - July 1, 2000



          Fantom Technologies Inc. (the "Corporation") has established a share option plan known as the Outside Director Share Option Plan which was effective as of September 9, 1993 and was amended on October 20, 1994, October 30, 1995 and May 3, 1996 and was further amended and restated effective as of October 24, 1996, as of January 15, 1998, as of October 22, 1998, and as of October 21, 1999. The Corporation hereby further amends and restates such Plan as the Outside Director Share Option and Share Appreciation Rights Plan (the "Plan") effective as of July 1, 2000.

1.        Purposes of the Plan
          --------------------

          The principal purposes of the Plan are to promote a proprietary interest in the Corporation among Outside Directors, to attract and retain Outside Directors and to provide an incentive to Outside Directors who are in a position to contribute to the long-term growth and success of the Corporation.

2.        Definitions and Interpretation
          ------------------------------

2.1       In and for the purposes of the Plan:

     "Act" means the Securities Act (Ontario) and the regulations thereto, as the same may be amended or re-enacted from time to time;

     "associate" has the meaning ascribed in the Act;

     "Award" has the meaning ascribed in section 5.1;

     "Award Date" means the date on which an Award is made by the directors to a Recipient;

     "Common Shares" means the common shares in the capital of the Corporation as constituted at the effective date of the Plan, or any shares or securities into which such shares may have been changed, reclassified, subdivided, consolidated or converted;

     "Corporation" means Fantom Technologies Inc. and any continuing corporation resulting from the amalgamation of it and any other corporation or resulting from any other form of corporate reorganization;

     "directors" means the board of directors of the Corporation, and reference to any action by the directors means action taken by them by resolution as a board;
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     "insider" has the meaning ascribed in the Act;

     "Nominee Corporation" has the meaning ascribed in section 9.2;

     "Option" means an option to purchase Common Shares granted to a Recipient pursuant to the Plan;

     "Option Fair Market Value" of a Common Share on any date means the closing board lot sale price per share of Common Shares on the Toronto Stock Exchange on the trading day prior to such date, provided that if there was not a board lot sale thereon on such day then the immediately preceding board lot sale price per share on such Exchange, provided that if there has not been a board lot sale on the Toronto Stock Exchange within a period of two trading days prior thereto then the average of the mean between the bid and ask prices per share for the Common Shares on such Exchange on each of the five trading days prior to such date;

     "Option Price" has the meaning ascribed in section 5.2;

     "Outside Director" means an individual who is a member of the board of directors but is not a full-time employee of the Corporation or any subsidiary of the Corporation;

     "Recipient" means an Outside Director to whom an Award has been made, or the legal personal representative of such Outside Director, as the context requires, provided that such Award continues to be held by such Outside Director or by his Nominee Corporation pursuant to section 9.2;


     "Release of Financial Results" means the initial release for publication of quarterly or annual summary statements of earnings of the Corporation;

     "SAR Fair Market Value" of a Common Share on any date means the average of the high and low trading price per share of Common Shares on the Toronto Stock Exchange on each of the five trading days prior to such date on which the Common Shares traded on such Exchange;

     "Share Appreciation Rights" has the meaning ascribed in section 5.3;


     "Share Compensation Arrangement" means a share option, share option plan, employee share purchase plan, or any other compensation or incentive mechanisms involving the issuance or potential issuance of shares of the Corporation to one or more service providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise; and

     "subsidiary" has the meaning ascribed in the Act.
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2.2       The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa, unless the context otherwise requires.

3.        Administration
          --------------

          The Plan shall be administered by the directors who shall have full authority to interpret the Plan, to establish, amend and rescind rules and regulations with regard thereto, and to make all other determinations necessary for its administration.

4.        Common Shares Reserved for the Plan
          -----------------------------------

          Subject to adjustment under the provisions of section 10.1, an aggregate of 325,000 Common Shares continue to be reserved for issuance under the Plan. If an Award expires without being exercised for all of the Common Shares and/or the corresponding Share Appreciation Rights comprising the Award, the remaining Common Shares shall again be made available for the purposes of the Plan.

5.        Grants of Options and Share Appreciation Rights
          -----------------------------------------------

5.1 The directors may, in their discretion, from time to time grant to an Outside Director an award (the "Award") consisting of (i) an Option to purchase a stated number of Common Shares from the Corporation, as may be determined by the directors, and (ii) an equal number of Share Appreciation Rights. A Recipient may hold more than one Award at any time. Upon the exercise of an Option under an Award to purchase a number of Common Shares, an equal number of Share Appreciation Rights granted as part of the Award shall automatically terminate. Upon the exercise of a number of Share Appreciation Rights under an Award, the Option granted as part of the Award shall automatically terminate as to an equal number of Common Shares.


5.2 The subscription price ("Option Price") for each Common Share which may be purchased on the exercise of an Option shall be an amount determined by the directors in respect of the particular Award, which shall be not less than the greater of $1.10 per Common Share and the Option Fair Market Value of a Common Share on the Award Date.

5.3 Share Appreciation Rights under an Award are a right in the Recipient, upon the exercise of a stated number of such rights, to surrender the Option granted as part of the Award unexercised as to an equal number of Common Shares and to receive, without payment to the Corporation, an amount equal to the excess of (i) the aggregate SAR Fair Market Value, on the effective date of exercise of such rights, of that number of Common Shares in respect of which the Option is surrendered, over (ii) the aggregate Option Price of such Common Shares.

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6.        Limitations on Grant
          --------------------

          The aggregate number of Common Shares in respect of which Awards have been granted and remain outstanding under the Plan shall not at any time:

     (a) when taken together with all of the Corporation's Share Compensation Arrangements then either in effect or proposed, be such as could result, within a one-year period, in the issuance:

          (i)  to insiders of a number of Common Shares exceeding 10%; or

          (ii) to any one insider and such insider's associates of a number of Common Shares exceeding 5%;

          of the number of issued and outstanding Common Shares (on a non-diluted basis) as at the commencement of such one-year period;

     (b) in the case of any one Outside Director, exceed 5% of the number of issued and outstanding Common Shares (on a non-diluted basis) at that time; or

     (c) when taken together with all of the Corporation's Share Compensation Arrangements then either in effect or proposed, exceed 10% of the issued and outstanding Common Shares (on a non-diluted basis) at that time.

7.        Term of Awards
          --------------

7.1 An Award may be exercised, in whole or in part, at any time and from time to time, to the extent vested and exercisable in accordance with section 8.1, during the period commencing on the Award Date of such Award and ending at the close of business on the fifth anniversary of the Award Date of such Award; provided that:

     (a) if a Recipient ceases to be a member of the board of directors for any reason other than by reason of his death, the Award held by him will terminate at the close of business on the earlier of the fifth anniversary of the Award Date and the 45th day following the first Release of Financial Results after the date on which the Recipient ceased to be a member of the board of directors; and

     (b) if a Recipient ceases to be a member of the board of directors by reason of his death, the Award held by him will terminate at the close of business on the earlier of the fifth anniversary of the Award Date and the 90th day following the first Release of Financial Results after the date of his death.

7.2 Any Award that is unexercised at the expiry of the applicable period for exercise shall automatically terminate.
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8.        Exercise of Award
          -----------------

8.1 An Award shall be exercisable only to the extent that the Award has vested. Subject to article 7 and to the following provisions of this article 8, each Award granted pursuant to section 5.1 shall become fully vested and exercisable, provided the Recipient continues as a member of the board of directors at the relevant time, on the first anniversary of the Award Date of such Award. In the event of the death of a Recipient or his ceasing to be a member of the board of directors for any other reason, the Award held by him will only be vested and exercisable to the extent it was so vested and exercisable on the date he ceased to be a member of the board of directors.

8.2 An Option shall be exercised by the Recipient (or, in the circumstances contemplated by section 9.2, a Nominee Corporation) by written notice given to the Vice President, Chief Financial Officer of the Corporation specifying the number of Common Shares in respect of which the Option is being exercised at such time, accompanied by a certified cheque (payable at par in Welland, Canada) in payment for such Common Shares at the Option Price per share specified in such Option, whereupon the purchase pursuant to such Option of the Common Shares so specified shall be deemed for all purposes to have been completed and such Option exercised to such extent. Upon receipt of a notice of exercise of an Option and payment of the Option Price, the Corporation shall, within 10 days thereafter, issue to the Recipient (or, in the circumstances contemplated by section 9.2, to the Nominee Corporation) the number of Common Shares in respect of which the Option is exercised.

8.3 Share Appreciation Rights shall be exercised by the Recipient (or, in the circumstances contemplated by section 9.2, a Nominee Corporation) by written notice given to the Vice President, Chief Financial Officer of the Corporation specifying the number of Share Appreciation Rights being exercised at such time. Upon receipt of a notice of exercise of Share Appreciation Rights, the Corporation shall, within 10 days thereafter, pay to the Recipient (or, in the circumstances contemplated by section 9.2, to the Nominee Corporation) an amount equal to the excess of (i) the aggregate SAR Fair Market Value, on the effective date of exercise of such rights, of that number of Common Shares in respect of which the Option is surrendered over (ii) the aggregate Option Price of such Common Shares in respect of which the Option is surrendered.

8.4 Any notice delivered under this article 8 may relate in part to the exercise of an Option and in part to the exercise of Share Appreciation Rights.


9.        Non-Assignability
          -----------------

9.1       Except as provided in section 9.2:

     (a) no Award shall be assignable, negotiable or otherwise transferable other than by will or the laws relating to intestacy; and
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     (b)  an Award may be exercised during a Recipient's lifetime only by the
          Recipient and, after his death, only by his legal personal representative.

9.2 A Recipient may, with the prior consent of the directors and the Toronto Stock Exchange, request that all but not less than all of his Award be held by such corporation (the "Nominee Corporation") as may be designated by the Recipient provided that:

     (a) the Recipient delivers to each of the Corporation and the Toronto Stock Exchange a written undertaking in form and substance satisfactory to each of them that during his lifetime (i) the Recipient shall retain all beneficial right and title to and interest in the Award; and (ii) so long as he remains competent and able to act as such, the Recipient shall remain the sole director, officer and shareholder of the Nominee Corporation; and

     (b) the Recipient, the Nominee Corporation and the Corporation enter into an agreement in form and substance satisfactory to the Corporation amending the agreement previously entered into between the Recipient and the Corporation relating to the Award.

10.       Miscellaneous
          -------------

10.1 In the event that there is any change in the Common Shares by way of merger, amalgamation, reorganization, subdivision, consolidation or otherwise, or in the event that a stock dividend or special dividend is declared on the Common Shares, and the directors determine that an adjustment should be made, the number of Common Shares subject to the Plan, the number of Common Shares to which the Awards relate under the Plan and/or the Option Price per share, shall be equitably adjusted as the directors may, in their sole discretion, determine.

10.2 The directors may, from time to time, without further approval of the shareholders of the Corporation but subject to the approval of the Toronto Stock Exchange, amend any of the provisions of the Plan, but no amendment shall divest any Recipient of his rights under an Award or increase the number of Common Shares reserved under the Plan, except as required by section 10.1.

10.3 The directors may terminate the Plan at any time, provided that all rights and obligations created prior to such time shall not be affected thereby.

10.4 The Plan shall not be construed as giving any Recipient the right to be or to continue to be a director of the Corporation.

10.5 Nothing contained herein shall restrict or limit or be deemed to restrict or limit the rights or powers of the directors in connection with any allotment and issuance of shares in the capital of the Corporation which are not allotted and issued under the Plan.
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10.6      The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each and every provision of the Plan shall be according to the laws of the Province of Ontario.

10.7 The Plan shall be binding upon the Corporation and its successors and assigns and shall enure to the benefit of a Recipient and his personal representative.

10.8 Upon the communication to a Recipient of the granting of an Award, he shall be given a copy of the Plan as the same may have been amended to that time.

10.9 Each Award shall be evidenced by a written agreement between the Corporation and the Recipient, which agreement shall be consistent with the terms of the Plan as the same may have been amended to that time.

11.       Effective Date
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          This Plan shall have an effective date of July 1, 2000.